Corporate Communications Department
NEWS Release

Textron Reports Third Quarter 2024 Results

•EPS of $1.18; adjusted EPS of $1.40, down from $1.49 in the prior year
•Net cash from operating activities of $208 million in the third quarter of 2024
•$215 million returned to shareholders through share repurchases in the third quarter
•Textron Aviation segment revenue and profit impacted by IAM strike

Providence, Rhode Island – October 24, 2024 – Textron Inc. (NYSE: TXT) today reported third quarter 2024 income from continuing operations of $1.18 per share, as compared to $1.35 per share in the third quarter of 2023. Adjusted income from continuing operations, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release, was $1.40 per share for the third quarter of 2024, compared to $1.49 per share in the third quarter of 2023.

"In the third quarter, Textron Aviation experienced a strike upon the expiration of its existing labor agreement with bargaining unit employees that was recently settled with the ratification of a new five-year contract," said Textron Chairman and CEO Scott C. Donnelly. "The labor disruption adversely impacted our third quarter results and we expect it to negatively affect fourth quarter financials."

"In the quarter, Bell achieved a key milestone on the FLRAA program with the U.S. Army's approval of Milestone B establishing FLRAA as a program of record," said Donnelly. "In addition, at Textron Aviation, the ongoing investment in new products continued to drive demand, achieving over $1.0 billion of new orders."

Cash Flow

Net cash provided by operating activities of the manufacturing group for the third quarter was $208 million, compared to $270 million last year. Manufacturing cash flow before pension contributions, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release, totaled $147 million for the third quarter, compared to $205 million last year.
In the quarter, Textron returned $215 million to shareholders through share repurchases. Year to date, Textron has returned $890 million to shareholders through share repurchases.

Outlook

On October 20th, the International Association of Machinists and Aerospace Workers (IAM) District 70, Local Lodge 774 representing the Wichita-based direct labor workforce, ratified a new five-year labor contract, after engaging in a four-week strike. While it has been resolved, we expect revenue and segment profit to be unfavorably impacted in the fourth quarter of 2024 related to the labor disruption and the recovery of production and delivery activities as our employees return to work.

Textron now expects 2024 adjusted earnings per share from continuing operations to be in a range of $5.40 to $5.60, down from its previous outlook of $6.20 to $6.40. Manufacturing cash flow before pension contributions is now expected to be in a range of $650 million to $750 million, as compared to its previous outlook of $0.9 billion to $1.0 billion, with planned pension contributions of about $50 million.

Third Quarter Segment Results

Textron Aviation

Delayed aircraft deliveries along with unfavorable performance from manufacturing inefficiencies associated with the labor disruption resulting from the IAM strike lowered Textron Aviation's third quarter revenues by approximately $50 million and segment profit by approximately $30 million.

Textron Aviation’s revenues were $1.3 billion, essentially unchanged from last year's third quarter, with higher pricing of $36 million mostly offset by lower volume and mix of $35 million.

Textron Aviation delivered 41 jets in the quarter, up from 39 in the third quarter of 2023, and 25 commercial turboprops, down from 38 in last year's third quarter.

Segment profit was $128 million in the third quarter, down $32 million from a year ago, reflecting lower volume and mix of $29 million.

Textron Aviation backlog at the end of the third quarter was $7.6 billion, up $162 million from the second quarter.

Bell

Bell revenues were $929 million, up $175 million from the third quarter of 2023, largely reflecting higher volume and mix of $148 million. Volume and mix included higher military volume of $81 million, primarily related to the FLRAA program, partially offset by lower volume on the V-22 program, and higher commercial volume and mix of $67 million, reflecting an increase in deliveries.

Bell delivered 44 commercial helicopters in the quarter, up from 23 in last year's third quarter.

Segment profit of $98 million was up $21 million from last year's third quarter, largely due to a favorable impact from performance of $17 million, and a favorable impact from pricing, net of inflation, of $12 million.

Bell backlog at the end of the third quarter was $6.5 billion, up $2.3 billion from the second quarter, largely reflecting approval of Milestone B for FLRAA and the resulting transition into the Engineering and Manufacturing Development phase of the program.

Textron Systems

Revenues at Textron Systems were $301 million, down $8 million from last year's third quarter, largely due to lower volume.

Segment profit of $39 million was down $2 million, compared with the third quarter of 2023.

Textron Systems’ backlog at the end of the third quarter was $1.9 billion.

Industrial

Industrial revenues were $840 million, down $82 million from last year's third quarter, mainly due to lower volume and mix of $86 million, principally in the Specialized Vehicles product line.

Segment profit of $32 million was down $19 million from the third quarter of 2023, primarily due to lower volume and mix.

Textron eAviation

Textron eAviation segment revenues were $6 million and segment loss was $18 million in the third quarter of 2024, compared with a segment loss of $19 million in the third quarter of 2023.

Finance

Finance segment revenues were $12 million, and profit was $5 million.

Conference Call Information

Textron will host its conference call today, October 24, 2024 at 8:00 a.m. (Eastern) to discuss its results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (844) 867-6169 in the U.S. or (409) 207-6975 outside of the U.S.; Access Code: 3144750.

In addition, the call will be recorded and available for playback beginning at 11:00 a.m. (Eastern) on Thursday, October 24, 2024 by dialing (402) 970-0847; Access Code: 1480019.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.
Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell, Cessna, Beechcraft, Hawker, Pipistrel, Jacobsen, Kautex, Lycoming, E-Z-GO, Arctic Cat, and Textron Systems. For more information visit: www.textron.com.
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Forward-looking Information
Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: Interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations; changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates and inflationary pressures; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; pension plan assumptions and future contributions; demand softness or volatility in the markets in which we do business; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or, operational disruption; difficulty or unanticipated expenses in connection with integrating acquired businesses; the risk that acquisitions do not perform as planned, including, for example, the risk that acquired businesses will not achieve revenue and profit projections; the impact of changes in tax legislation; the risk of disruptions to our business and the business of our suppliers, customers and other business partners due to unexpected events, such as pandemics, natural disasters, acts of war, strikes, terrorism, social unrest or other societal or political conditions; and the ability of our businesses to hire and retain the highly skilled personnel necessary for our businesses to succeed.

Investor Contacts:
David Rosenberg – 401-457-2288
Kyle Williams – 401-457-2288

Media Contact:
Mike Maynard – 401-457-2362

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
REVENUES
MANUFACTURING:
Textron Aviation	$1,339	$1,338	$4,002	$3,849
Bell	929	754	2,450	2,076
Textron Systems	301	309	930	921
Industrial	840	922	2,646	2,880
Textron eAviation	6	7	22	22
	3,415	3,330	10,050	9,748
FINANCE	12	13	39	43
Total revenues	$3,427	$3,343	$10,089	$9,791

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation	$128	$160	$466	$456
Bell	98	77	260	202
Textron Systems	39	41	112	112
Industrial	32	51	103	171
Textron eAviation	(18)	(19)	(54)	(40)
	279	310	887	901
FINANCE	5	22	30	42
Segment profit (a)	284	332	917	943

Corporate expenses and other, net	(20)	(38)	(99)	(98)
Interest expense, net for Manufacturing group	(22)	(16)	(57)	(49)
LIFO inventory provision	(49)	(26)	(96)	(86)
Intangible asset amortization	(9)	(10)	(26)	(30)
Special charges (b)	2	—	(25)	—
Non-service components of pension and postretirement income, net	66	59	198	177
Income from continuing operations before income taxes	252	301	812	857
Income tax expense	(29)	(32)	(128)	(134)
Income from continuing operations	$223	$269	$684	$723
Discontinued operations, net of income taxes	—	—	(1)	—
Net income	$223	$269	$683	$723

Earnings Per Share:
Income from continuing operations	$1.18	$1.35	$3.56	$3.56

Diluted average shares outstanding	188,944,000	199,992,000	191,886,000	203,170,000

Income from continuing operations and Diluted earnings per share (EPS) GAAP to Non-GAAP reconciliation:

	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Income from continuing operations - GAAP	$223	$269	$684	$723
Add: LIFO inventory provision, net of tax	37	20	72	65
Intangible asset amortization, net of tax	6	8	19	23
Special charges, net of tax	(1)	—	19	—
Adjusted income from continuing operations - Non-GAAP (a)	$265	$297	$794	$811

Diluted Earnings Per Share:
Income from continuing operations - GAAP	$1.18	$1.35	$3.56	$3.56
Add: LIFO inventory provision, net of tax	0.20	0.10	0.38	0.32
Intangible asset amortization, net of tax	0.03	0.04	0.10	0.11
Special charges, net of tax	(0.01)	—	0.10	—
Adjusted income from continuing operations - Non-GAAP (a)	$1.40	$1.49	$4.14	$3.99
(a)Segment profit, adjusted income from continuing operations and adjusted diluted earnings per share are non-GAAP financial measures as defined in "Non-GAAP Financial Measures and Outlook" attached to this release.
(b)Special charges for the three and nine months ended September 28, 2024 included a reversal of $2 million and charges of $25 million, respectively, primarily related to headcount reductions in the Industrial, Textron Systems and Bell segments in connection with the restructuring plan announced at the end of 2023. In the third quarter of 2024, severance costs were more than offset by the reversal of severance and related benefit costs of $6 million due to a change in estimate as a result of retaining and re-assigning certain employees at Bell and due to customer contract termination cost reimbursements at Textron Systems.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 28, 2024	December 30, 2023
Assets
Cash and equivalents	$1,289	$2,121
Accounts receivable, net	888	868
Inventories	4,410	3,914
Other current assets	750	857
Net property, plant and equipment	2,484	2,477
Goodwill	2,307	2,295
Other assets	3,656	3,663
Finance group assets	668	661
Total Assets	$16,452	$16,856

Liabilities and Shareholders' Equity
Current portion of long-term debt	$357	$357
Accounts payable	1,097	1,023
Other current liabilities	2,905	2,998
Other liabilities	1,855	1,904
Long-term debt	2,884	3,169
Finance group liabilities	403	418
Total Liabilities	9,501	9,869

Total Shareholders' Equity	6,951	6,987
Total Liabilities and Shareholders' Equity	$16,452	$16,856

TEXTRON INC.
MANUFACTURING GROUP
Condensed Schedule of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Cash Flows from Operating Activities:
Income from continuing operations	$219	$252	$660	$690
Depreciation and amortization	101	99	279	292
Deferred income taxes and income taxes receivable/payable	10	(16)	(12)	(77)
Pension, net	(57)	(50)	(169)	(152)
Changes in assets and liabilities:
Accounts receivable, net	(31)	52	(21)	(45)
Inventories	(4)	(106)	(471)	(659)
Accounts payable	(30)	(5)	77	202
Other, net	—	44	218	486
Net cash from operating activities	208	270	561	737
Cash Flows from Investing Activities:
Capital expenditures	(71)	(79)	(211)	(224)
Net cash used in business acquisitions	—	(1)	(13)	(1)
Net proceeds from corporate-owned life insurance policies	1	1	27	39
Proceeds from sale of property, plant and equipment	—	4	3	4
Net cash from investing activities	(70)	(75)	(194)	(182)
Cash Flows from Financing Activities:
Principal payments on long-term debt and nonrecourse debt	(1)	(2)	(360)	(5)
Purchases of Textron common stock	(215)	(235)	(890)	(885)
Dividends paid	—	(4)	(8)	(12)
Other financing activities, net	11	35	59	61
Net cash from financing activities	(205)	(206)	(1,199)	(841)
Total cash flows from continuing operations	(67)	(11)	(832)	(286)
Total cash flows from discontinued operations	—	—	(1)	(1)
Effect of exchange rate changes on cash and equivalents	11	(13)	1	(5)
Net change in cash and equivalents	(56)	(24)	(832)	(292)
Cash and equivalents at beginning of period	1,345	1,695	2,121	1,963
Cash and equivalents at end of period	$1,289	$1,671	$1,289	$1,671

Manufacturing cash flow GAAP to Non-GAAP reconciliation:

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net cash from operating activities - GAAP	$208	$270	$561	$737
Less: Capital expenditures	(71)	(79)	(211)	(224)
Add: Total pension contributions	10	10	33	34
Proceeds from sale of property, plant and equipment	—	4	3	4
Manufacturing cash flow before pension contributions - Non-GAAP (a)	$147	$205	$386	$551
(a) Manufacturing cash flow before pension contributions is a non-GAAP financial measure as defined in "Non-GAAP Financial Measures and Outlook" attached to this release.

TEXTRON INC.
Condensed Consolidated Schedule of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Cash Flows from Operating Activities:
Income from continuing operations	$223	$269	$684	$723
Depreciation and amortization	101	99	279	292
Deferred income taxes and income taxes receivable/payable	11	(13)	(13)	(76)
Pension, net	(57)	(50)	(169)	(152)
Changes in assets and liabilities:
Accounts receivable, net	(31)	52	(21)	(45)
Inventories	(4)	(106)	(471)	(659)
Accounts payable	(30)	(5)	77	202
Captive finance receivables, net	(3)	(17)	4	(32)
Other, net	(2)	29	199	465
Net cash from operating activities	208	258	569	718
Cash Flows from Investing Activities:
Capital expenditures	(71)	(79)	(211)	(224)
Net cash used in business acquisitions	—	(1)	(13)	(1)
Net proceeds from corporate-owned life insurance policies	1	1	27	39
Proceeds from sale of property, plant and equipment	—	4	3	4
Finance receivables repaid	(8)	7	23	26
Finance receivables originated	—	—	(18)	—
Other investing activities, net	—	—	—	2
Net cash from investing activities	(78)	(68)	(189)	(154)
Cash Flows from Financing Activities:
Principal payments on long-term debt and nonrecourse debt	(1)	(7)	(375)	(41)
Purchases of Textron common stock	(215)	(235)	(890)	(885)
Dividends paid	—	(4)	(8)	(12)
Other financing activities, net	11	35	59	61
Net cash from financing activities	(205)	(211)	(1,214)	(877)
Total cash flows from continuing operations	(75)	(21)	(834)	(313)
Total cash flows from discontinued operations	—	—	(1)	(1)
Effect of exchange rate changes on cash and equivalents	11	(13)	1	(5)
Net change in cash and equivalents	(64)	(34)	(834)	(319)
Cash and equivalents at beginning of period	1,411	1,750	2,181	2,035
Cash and equivalents at end of period	$1,347	$1,716	$1,347	$1,716

TEXTRON INC.
Non-GAAP Financial Measures and Outlook
(Dollars in millions, except per share amounts)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures. These non-GAAP financial measures exclude certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures may be useful for period-over-period comparisons of underlying business trends and our ongoing business performance, however, they should be used in conjunction with GAAP measures. Our non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define similarly named measures differently. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. We utilize the following definitions for the non-GAAP financial measures included in this release and have provided a reconciliation of the GAAP to non-GAAP amounts for each measure:
Segment Profit
Segment profit is an important measure used by our chief operating decision maker for evaluating performance and for decision-making purposes. Segment profit for the manufacturing segments excludes the non-service components of pension and postretirement income, net; LIFO inventory provision; intangible asset amortization; interest expense, net for Manufacturing group; certain corporate expenses; gains/losses on major business dispositions; and special charges. The measurement for the Finance segment includes interest income and expense along with intercompany interest income and expense.
Adjusted Income from Continuing Operations and Adjusted Diluted Earnings Per Share
Adjusted income from continuing operations and adjusted diluted earnings per share exclude LIFO inventory provision, net of tax; intangible asset amortization, net of tax; special charges, net of tax; and gains/losses on major business dispositions, net of tax. LIFO inventory provision is excluded to improve comparability with other companies in our industry who have not elected to use the LIFO inventory costing method. Intangible asset amortization is excluded to improve comparability as the impact of such amortization can vary substantially from company to company depending upon the nature and extent of acquisitions and exclusion of this expense is consistent with the presentation of non-GAAP measures provided by other companies within our industry. Management believes that it is important for investors to understand that these intangible assets were recorded as part of purchase accounting and contribute to revenue generation. We consider items recorded in special charges, such as enterprise-wide restructuring, certain asset impairment charges, and acquisition-related restructuring, integration and transaction costs, to be of a non-recurring nature that is not indicative of ongoing operations.

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Income from continuing operations - GAAP	$223	$269	$684	$723
Add: LIFO inventory provision, net of tax	37	20	72	65
Intangible asset amortization, net of tax	6	8	19	23
Special charges, net of tax	(1)	—	19	—
Adjusted income from continuing operations - Non-GAAP	$265	$297	$794	$811

Diluted Earnings Per Share:
Income from continuing operations - GAAP	$1.18	$1.35	$3.56	$3.56
Add: LIFO inventory provision, net of tax	0.20	0.10	0.38	0.32
Intangible asset amortization, net of tax	0.03	0.04	0.10	0.11
Special charges, net of tax	(0.01)	—	0.10	—
Adjusted income from continuing operations - Non-GAAP	$1.40	$1.49	$4.14	$3.99

	2024 Outlook
				Diluted EPS
Income from continuing operations - GAAP	$870		$908	$4.56		$4.77
Add: LIFO inventory provision, net of tax		100			0.53
Intangible asset amortization, net of tax		27			0.14
Special charges, net of tax	33	—	30	0.17	—	0.16
Adjusted income from continuing operations - Non-GAAP	$1,030	—	$1,065	$5.40	—	$5.60

TEXTRON INC.
Non-GAAP Financial Measures and Outlook (Continued)
(Dollars in millions, except per share amounts)

Manufacturing Cash Flow Before Pension Contributions
Manufacturing cash flow before pension contributions adjusts net cash from operating activities (GAAP) for the following:
•Deducts capital expenditures and includes proceeds from insurance recoveries and the sale of property, plant and equipment to arrive at the net capital investment required to support ongoing manufacturing operations;
•Excludes dividends received from Textron Financial Corporation (TFC) and capital contributions to TFC provided under the Support Agreement and debt agreements as these cash flows are not representative of manufacturing operations;
•Adds back pension contributions as we consider our pension obligations to be debt-like liabilities. Additionally, these contributions can fluctuate significantly from period to period and we believe that they are not representative of cash used by our manufacturing operations during the period.
While we believe this measure provides a focus on cash generated from manufacturing operations, before pension contributions, and may be used as an additional relevant measure of liquidity, it does not necessarily provide the amount available for discretionary expenditures since we have certain non-discretionary obligations that are not deducted from the measure.

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net cash from operating activities - GAAP	$208	$270	$561	$737
Less: Capital expenditures	(71)	(79)	(211)	(224)
Add: Total pension contributions	10	10	33	34
Proceeds from sale of property, plant and equipment	—	4	3	4
Manufacturing cash flow before pension contributions - Non-GAAP	$147	$205	$386	$551

	2024 Outlook
Net cash from operating activities - GAAP	$997	—	$1,097
Less: Capital expenditures		(400)
Add: Total pension contributions		50
Proceeds from sale of property, plant and equipment		3
Manufacturing cash flow before pension contributions - Non-GAAP	$650	—	$750